Exhibit (h)(2)(xiv)

THIRTIETH AMENDMENT TO THE

EA SERIES TRUST

FUND ADMINISTRATION SERVICING AGREEMENT

This Thirtieth Amendment effective as of the last date in the signature block (the “Effective Date”) to the Fund Administration Servicing Agreement, dated as of October 8, 2014, as amended (the “Agreement”), is entered into by and between EA Series Trust (f/k/a Alpha Architect ETF Trust), a Delaware statutory trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement;

WHEREAS, the parties desire to amend the fee schedule; Exhibit C; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

●	Exhibit C is hereby superseded and replaced in its entirety with Exhibit C attached hereto

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

EA SERIES TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Patrick Cleary	By:	/s/ Jason Hadler

Name:	Patrick Cleary	Name:	Jason Hadler

Title:	Secretary	Title:	Sr. Vice President

Date:	04/25/2023	Date:	04/27/2023

Exhibit C to the

EA Series Trust

Fund Administration Servicing Agreement

Regulatory Administration Service Proposal - in support of external legal counsel

Full Start Up - New Registrant

■	$15,000 for one prospectus with up to five funds

■	$2,500 for each additional fund (in the same or a separate prospectus)

■	$2,500 for each additional prospectus with a substantially similar structure (fees for prospectuses with materially different structures are subject to negotiation).

For example, if there are 5 funds in one prospectus and 3 funds in a second prospectus with a similar structure, the total would be $25,000 ($15,000 for the first prospectus, $7,500 for the 3 additional funds, and $2,500 for maintaining a separate prospectus).

For the avoidance of doubt, whether a prospectus is separate is based on whether the funds in such prospectus will be merged into another prospectus at the time of the next annual update or will remain in a separate prospectus.

Annual Regulatory Administration Services include:

■	Drafting the annual update to the fund's registration statement

■	Coordinating with the adviser, auditor and external counsel to incorporate any comments on the updated registration statement

■	Edgarizing and filing with the SEC any amendment to the trust's registration statement

■	Preparation of the fund's summary prospectus, edgarizing and filing the same with the SEC

■	Preparation of the fund's 497(j) letter or 497(c), edgarizing and filing the same with the SEC

■	Preparation of the fund's XBRL filings (whether 485(b) or 497) and filing the same with the SEC

■	Drafting of any stickers or supplements during the year, edgarizing and filing the same with the SEC

■	Unlimited consultation by the adviser of fund or project related matters

Base Fee for Accounting, Administration, Transfer Agent & Account Services

[Fees redacted]

Appendix A - Accounting, Administration, Transfer Agent & Account Services (in addition to the Base Fee)

Pricing Services

[Fees redacted]

Appendix B - Supplemental Services for Fund Accounting, Fund Administration & Portfolio Compliance (provided by U.S. Bank upon client need and/or request)

[Fees redacted]